Exhibit 99.j.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-82865 on Form N-1A of our report dated October 28, 2009, relating to the financial statements and financial highlights of Jacob Internet Fund Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2009, and to the references to us under the headings “Financial Highlights” and “Independent Registered Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
December 21, 2009